Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

ALFA CORPORATION AND SUBSIDIARIES

(As of September 30, 2005)

Alfa Corporation (a Delaware corporation)

Alfa Life Insurance Corporation (an Alabama corporation)

Alfa Insurance Corporation (an Alabama corporation)

Alfa General Insurance Corporation (an Alabama corporation)

Alfa Vision Insurance Corporation (an Alabama corporation)

Alfa Agency Mississippi, Inc. (a Mississippi corporation)

Alfa Agency Georgia, Inc. (a Georgia corporation)

Alfa Financial Corporation (an Alabama corporation)

Alfa Benefits Corporation (an Alabama corporation)

The Vision Insurance Group, LLC (a Tennessee limited liability company)